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                                                                    EXHIBIT 1.1
                            ARTICLES OF INCORPORATION

                                       OF

                       TAIWAN SEMICONDUCTOR MANUFACTURING
                                 COMPANY LIMITED


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                         SECTION I - GENERAL PROVISIONS


ARTICLE 1

The Corporation shall be incorporated, as a company limited by shares, under the Company Law of the Republic of China, and its name shall be (COMPANY NAME IN CHINESE) in the Chinese language, and Taiwan Semiconductor Manufacturing Company Limited in the English language.


ARTICLE 2

The scope of business of the Corporation shall be as follows:

     1. Manufacturing and sales of integrated circuits and assembly of other semiconductor devices in wafer form at the order of and pursuant to product design specifications provided by customers.

     2. Provision of packaging and testing services related to the above services.

     3. Providing computer assisted design services and technology for integrated circuits.

     4.   Providing mask making and mask design services.


ARTICLE 3

The Corporation shall have its head office in Science Based Industrial Park, Hsin Chu, Taiwan, Republic of China, and shall be free, upon approval of government authorities in charge, to set up representative and branch offices at various locations within and without the territory of the Republic of China, wherever and whenever the Corporation deems it necessary or advisable to carry out any or all of its activities.


ARTICLE 4

Public announcements of the Corporation shall be made in accordance with the Company Law and other relevant rules and regulations of the Republic of China.


ARTICLE 5

The Corporation may provide endorsement and guarantee and act as a guarantor.

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ARTICLE 6

The total amount of the Corporation's reinvestment shall not be subject to the restriction of not more than forty percent of the Corporation's paid-up capital as provided in Article 13 of the Company Law. Any matters regarding the reinvestment shall be resolved in accordance with the resolutions of the Board of Directors.


                           SECTION II - CAPITAL STOCK


ARTICLE 7

The total capital stock of the Corporation shall be in the amount of 270,500,000,000 New Taiwan Dollars, divided into 27,050,000,000 shares, at ten New Taiwan Dollars each, and may be paid-up in installments.

The Corporation may issue employee stock options from time to time. A total of 500,000,000 shares among the above total capital stock should be reserved for issuing employee stock options.


ARTICLE 8

The Corporation may issue shares without printing share certificate(s). If the Corporation decides to print share certificates for shares issued, the Corporation shall comply with relevant provisions of the Company Law and relevant rules and regulations of the Republic of China.


ARTICLE 9

The share certificates of the Corporation shall all be name-bearing share certificates, and issued in accordance with the Company Law and relevant rules and regulations of the Republic of China.


ARTICLE 10

All transfer of stocks, pledge of rights, loss, succession, gift, loss of seal, amendment of seal, change of address or similar stock transaction conducted by shareholders of

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the Corporation shall follow the "Guidelines for Stock Operations for Public
Companies" unless specified otherwise by law and securities regulations.


ARTICLE 11

Registration for transfer of shares shall be suspended sixty (60) days immediately before the date of regular meeting of shareholders, and thirty (30) days immediately before the date of any special meeting of shareholders, or within five (5) days before the day on which dividend, bonus, or any other benefit is scheduled to be paid by the Corporation.


ARTICLE 12

Shareholders' meetings of the Corporation are of two types, namely: (1) regular meetings and (2) special meetings. Regular meetings shall be convened, by the Board of Directors, within six (6) months after the close of each fiscal year. Special meetings shall be convened in accordance with the relevant laws, rules and regulations of the Republic of China.


ARTICLE 13

Written notices shall be sent to all shareholders at their latest places of residence as registered with the Corporation for the convening of shareholders' meetings, at least thirty (30) days in advance, in case of regular meetings; and at least fifteen (15) days in advance, in case of special meetings. The purpose(s) for convening any such meeting shall be clearly stated in the written notices sent out to the shareholders. Notices shall be written in Chinese, and English when necessary.


ARTICLE 14

Except as provided in the Company Law of the Republic of China, shareholders' meetings may be held if attended by shareholders in person or by proxy representing more than one half of the total issued and outstanding capital stock of the Corporation, and resolutions shall be adopted at the meeting with the concurrence of a majority of the votes held by shareholders present at the meeting.

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ARTICLE 15

Each share of stock shall be entitled to one vote.


ARTICLE 16

If a shareholder is unable to attend a meeting, he/she may appoint a representative to attend it, and to exercise, on his/her behalf, all rights at the meeting, in accordance with Article 177 of the Company Law of the Republic of China. A representative does not need to be a shareholder of the Corporation.


ARTICLE 17

The shareholders' meeting shall be presided over by the Chairman of the Board of Directors of the Corporation. In his absence, either the Vice Chairman of the Board of Directors, or one of the Directors shall preside in accordance with
Article 208 of the Company Law of the Republic of China.


ARTICLE 18

The resolutions of the shareholders' meeting shall be recorded in the minutes, and such minutes shall be signed by or sealed with the chop of the chairman of the meeting. Such minutes, together with the attendance list and proxies, shall be filed and kept at the head office of the Corporation. The minutes shall be drafted in both the Chinese language and the English language.


                     SECTION III - DIRECTORS AND SUPERVISORS


ARTICLE 19

The Corporation shall have seven to nine Directors and three Supervisors. The Board of Directors is authorized to determine the number of Directors.

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ARTICLE 20

The term of office for Directors and Supervisors shall be three (3) years. Both the Directors and the Supervisors shall be eligible for re-election.


ARTICLE 21

Except as otherwise provided in the Company Law of the Republic of China, a meeting of the Board of Directors may be held if attended by a majority of total Directors and resolutions shall be adopted with the concurrence of the majority of the Directors present at the meeting.


ARTICLE 22

The Directors shall elect from among themselves a Chairman of the Board of Directors, and may elect a Vice Chairman of the Board of Directors, by a majority in a meeting attended by over two-thirds of the Directors. The Chairman shall not have a second or casting vote at any meeting of the Board of Directors. The Chairman of the Board of Directors shall have the authority to represent the Corporation.


ARTICLE 23

Except the first Board meeting of every term of the newly elected Board of Directors, which shall be convened by the Director who has received the largest number of votes after such new election, meetings of the Board of Directors shall be convened by the Chairman of the Board of Directors, upon written notice mailed to all the other Directors and Supervisors, at least fourteen days, unless in case of urgent circumstances, prior to the date of the meeting, specifying the date and place of the meeting and its agenda. The meeting of the Board of Directors shall be held at least once every quarter. Such prescribed notices may be waived in writing by any Director and Supervisor, either before or after the meeting. The meetings of the Board of Directors may be convened, at any time, without such prescribed notice in case of urgent circumstances. Notices shall be written in both the Chinese language and the English language. Personal attendance at a meeting will represent a waiver of the notice. Any Director attending the meeting via video conference shall be deemed attending the meeting in person.

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ARTICLE 24

The Chairman of the Board of Directors shall preside over all meetings of the Board of Directors. In addition, the Chairman shall have the right to execute documents in accordance with the resolutions of the Board of Directors in the name and on behalf of the Corporation as well as acting on behalf of the Board pursuant to Board resolutions and the Corporation's objectives when the Board is not in session. In his absence, the Vice Chairman of the Board of Directors, or any one of the Directors shall be acting for him according to Article 208 of the Company Law of the Republic of China.


ARTICLE 25

A Director may, by written authorization, appoint another Director to attend on his behalf any meeting of the Board of Directors, and to vote for him on all matters presented at such meeting, but no Director may act as proxy for more than one other Director.


ARTICLE 26

The Directors shall exercise their functions by resolutions adopted at meetings of Shareholders and the Board of Directors.


ARTICLE 27

The functions of the Supervisors shall be:

     1    To review the financial condition of the Corporation;

     2    To examine the accounting books and documents; and

     3    Any other functions assigned by law, rules, regulations or ordinance.


ARTICLE 28

Supervisor(s), in addition to executing his (their) own duties according to law, may attend meetings of the Board of Directors and express his (their) opinion, but shall not be entitled to vote.

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ARTICLE 29

In the case that vacancies on the Board of Directors exceed, for any reason, one third of the total number of the Directors, or all three (3) Supervisors are discharged or resign concurrently, then the Board of Directors shall convene a shareholders' meeting to elect new Directors or Supervisors to fill such vacancies in accordance with relevant laws, rules and regulations. Except for the election of new Directors or Supervisors across the board, the new Directors or Supervisors shall serve the remaining term of the predecessors.


ARTICLE 30

The Board of Directors is authorized to determine the compensation for the Chairman, Directors and Supervisors, taking into account the extent and value of the services provided for the management of the Corporation and the standards of the industry within the R.O.C. and overseas.


                   SECTION IV - MANAGEMENT OF THE CORPORATION


ARTICLE 31

The Corporation may, by resolution of the Board of Directors, appoint a Chief Executive Officer, a President and one or more Vice Presidents. The President may also be a Director and/or the Chief Executive Officer of the Corporation.

The Chief Executive Officer shall have the overall responsibilities for the business of the Corporation and all the affiliated companies. The Chief Executive Officer shall cause to be prepared and furnished to the Board of Directors of the Corporation a balance sheet of the Corporation and related statements of income and loss, as of the end of each calendar month, quarter and year. Monthly and quarterly statements shall be furnished no more than sixty
(60) days after the end of each month and quarter, and year-end statements shall be furnished no more than ninety (90) days after the end of each year. Such financial statements shall be prepared in accordance with generally accepted accounting principles applied in the Republic of China on a consistent basis. Such statements shall be accompanied by a certification of the Corporation that such

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statements have been so prepared. Subject to the policies of the Corporation, the President shall be responsible for the overall control of allocated business and operation of the Corporation and shall make reports to the Board of Directors. The President shall supervise and control day-to-day business and operation of the Corporation, subject to the policies of the Board of Directors headed by the Chairman. The Vice President-Finance shall have special responsibility for the financial affairs and accounting of the Corporation.


ARTICLE 32

The Chief Executive Officer reports to the Chairman of the Board of Directors. The President and Vice Presidents shall perform such duties as designated by the Chairman or the Board of Directors.


ARTICLE 33

Subject to the provisions of the Company Law of the Republic of China and these Articles of Incorporation, all actions of the Corporation's officers shall be in conformance with, and in furtherance of, the directions of the Board of Directors.


                          SECTION V - FINANCIAL REPORTS


ARTICLE 34

The fiscal year for the Corporation shall be from January 1 of each year to December 31 of the same year. After the close of each fiscal year, the following reports shall be prepared by the Board of Directors, and, after being audited by the Supervisors of the Corporation, shall be submitted by the Board of Directors to the regular shareholders' meeting for acceptance:

     1.   Business Report;

     2.   Financial Statements;

     3.   Proposal Concerning Appropriation of Net Profits or Covering of
          Losses.

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ARTICLE 35

When allocating the net profits for each fiscal year, the Corporation shall first offset its losses in previous years and set aside a legal capital reserve at 10% of the profits left over, until the accumulated legal capital reserve has equaled the total capital of the Corporation; then set aside special capital reserve in accordance with relevant laws or regulations or as requested by the authorities in charge; and then set aside not more than 0.3% of the balance as bonus to directors and supervisors and not less than 1% as bonus to employees of this Corporation. Directors who also serve as executive officers of this Corporation are not entitled to receive bonus to directors and supervisors. This Corporation may issue stock bonuses to employees of an affiliated company meeting the conditions set by the Board of Directors or, by the person duly authorized by the Board of Directors. Any balance left over shall be allocated according to the following principles per resolution of the shareholders' meeting:

     1. Except distribution of reserve in accordance with item (2) below, this Corporation shall not pay dividends or bonuses when there is no profit; however, where the legal capital reserve reaches over 50% of the paid-in capital, this Corporation may distribute the amount in excess as dividends and bonuses. Profits may be distributed in total after taking into consideration financial, business and operational factors. Profits of this Corporation may be distributed by way of cash dividend and/or stock dividend. Since this Corporation is in a capital-intensive industry at the steady growth stage of its business, distribution of profits shall be made preferably by way of cash dividend. Distribution of profits may also be made by way of stock dividend, provided however, the ratio for stock dividend shall not exceed 50% of total distribution.

     2. In case there is no profit for distribution in a certain year, or the profit of a certain year is far less than the profit actually distributed by this Corporation in the previous year, or considering the financial, business or operational factors of this Corporation, this Corporation may allocate a portion or all of its reserves for distribution in accordance with relevant laws or regulations or the orders of the authorities in charge.

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                      SECTION VI - SUPPLEMENTARY PROVISIONS


ARTICLE 36

The internal organization of the Corporation and the detailed procedures of business operation shall be determined by the Board of Directors.


ARTICLE 37

In regard to all matters not provided for in these Articles of Incorporation, the Company Law of the Republic of China shall govern.


ARTICLE 38

These Articles of Incorporation are agreed to and signed on December 10, 1986 by all the promoters of the Corporation, and the first Amendment was approved by the shareholders' meeting on April 28, 1987, the second Amendment on November 27, 1989, the third Amendment on May 28, 1991, the fourth Amendment on May 18, 1993, the fifth Amendment on January 28, 1994, the sixth Amendment on May 12, 1995, the seventh Amendment on April 8, 1996, and the eighth Amendment on May 13, 1997, the ninth Amendment on May 12, 1998, the tenth Amendment on May 11, 1999, the eleventh Amendment on April 14, 2000, the twelfth Amendment on September 5, 2000, the thirteenth Amendment on May 15, 2001, the fourteenth Amendment on May 7, 2002, the fifteenth Amendment on June 3, 2003, the sixteenth Amendment on December 21, 2004, and the seventeenth Amendment on May 10, 2005.

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